EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Quarterly Cash Dividend

NORFOLK, Va., May 11, 2009 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) announced today that the board of directors declared a regular quarterly cash dividend to common shareholders of $0.02 per share. The dividend is payable May 29, 2009, to shareholders of record as of May 18, 2009. This is the second quarterly dividend declared in 2009, for a year to date total of $0.10 per share. The annualized year to date dividend payments represent an annual yield to shareholders of approximately 4.81% based on the Company's stock recent trading price.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, stated "Given the decline in economic conditions, and in a continued effort to preserve and bolster our capital, the board of directors made an affirmative decision to temporarily reduce the quarterly cash dividend to common shareholders. This action was aimed at managing the Company for long-term success. We expect the dividend reduction to add over $1.6 million to capital on an annualized basis. This will further strengthen our balance sheet and position our Company to successfully weather any further or prolonged deterioration in the economy. Also, this boost to our already strong capital levels will allow our Company to continue to lend to and support the communities we serve."

Commonwealth Bankshares, Inc. offers its shareholders the convenience of a Dividend Reinvestment and Stock Purchase Plan and the direct deposit of cash dividends, without payment of any brokerage commission, fee or service charge.

Shareholders may receive information on the Dividend Reinvestment and Stock Purchase Plan or direct deposit of cash dividends by contacting the Stock Transfer Department at Bank of the Commonwealth, P.O. Box 1177, Norfolk, VA 23501-1177.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has twenty-one bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          P.O. Box 1177, Norfolk, Virginia 23501
          http://bankofthecommonwealth.com